                                                                   EXHIBIT 99.3
INDEPENDENT AUDITORS' REPORT

To the Partners of
  Nooney Real Property Investors-Two, L.P.:

We have audited the accompanying balance sheets of Nooney Real Property Investors-Two, L.P. (a limited partnership) as of November 30, 1995 and 1994, and the related statements of operations, partners' equity (deficiency in assets) and cash flows for each of the three years in the period ended November 30, 1995. Our audits also included the financial statement schedules listed in the index at Item 14(a)2. These financial statements and financial statement schedules are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Real Property Investors-Two, L.P. as of November 30, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended November 30, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects the information set forth therein.

/S/ DELOITTE & TOUCHE LLP

January 5, 1996


NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

BALANCE SHEETS
NOVEMBER 30, 1995 AND 1994
-------------------------------------------------------------------------------
                                                         1995          1994
                                                     ------------  ------------

ASSETS

CASH AND CASH EQUIVALENTS (Note 2)                   $   628,358   $   603,039

ACCOUNTS RECEIVABLE (Note 2)                             118,202       247,001

PREPAID EXPENSES AND DEPOSITS                             38,356        10,845

INVESTMENT PROPERTY (Notes 1, 2 and 3):
  Land                                                 1,886,042     1,886,042
  Buildings and improvements                          13,572,201    13,473,388
                                                     ------------  ------------
                                                      15,458,243    15,359,430
  Less accumulated depreciation                       (7,942,832)   (7,541,195)
                                                     ------------  ------------
                                                       7,515,411     7,818,235

DEFERRED EXPENSES - At amortized cost (Note 2)           139,838        68,420
                                                     ------------  ------------

TOTAL                                                $ 8,440,165   $ 8,747,540
                                                     ============  ============

LIABILITIES AND PARTNERS' EQUITY (DEFICIENCY IN ASSETS)

LIABILITIES:
  Accounts payable and accrued expenses              $   354,307   $   389,727
  Refundable tenant deposits                              61,263        54,830
  Mortgage notes payable (Note 3)                      8,331,643     8,664,475
                                                     ------------  ------------
       Total liabilities                               8,747,213     9,109,032

PARTNERS' EQUITY (DEFICIENCY IN ASSETS)                 (307,048)     (361,492)
                                                     ------------  ------------
TOTAL                                                $ 8,440,165   $ 8,747,540
                                                     ============  ============


See notes to financial statements.



NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS
YEARS ENDED NOVEMBER 30, 1995, 1994 AND 1993
---------------------------------------------------------------------------------------------
                                                         1995          1994          1993
                                                     ------------  ------------  ------------

REVENUES:
  Rental and other income (Notes 2, 4 and 6)           $2,331,934   $2,344,886    $2,248,054
  Interest                                                  9,770       12,482        17,859
                                                     ------------  ------------  ------------
       Total revenues                                   2,341,704    2,357,368     2,265,913
                                                     ------------  ------------  ------------

EXPENSES:
  Interest                                                838,277      860,191       884,461
  Depreciation and amortization (Note 2)                  493,498      505,528       549,054
  Real estate taxes                                       413,490      460,075       345,227
  Repairs and maintenance                                 104,119      100,005       101,411
  Property management fees - related party (Note 2)       116,228      118,667       111,031
  Other operating expenses (includes $30,000 in
    each year to related party) (Note 2)                  321,648      347,946       336,068
                                                     ------------  ------------  ------------
       Total expenses                                   2,287,260    2,392,412     2,327,252
                                                     ------------  ------------  ------------
NET INCOME (LOSS)                                      $   54,444   $  (35,044)   $  (61,339)
                                                     ============  ============  ============

NET INCOME (LOSS) ALLOCATION:
  General partners                                     $      544   $     (350)   $     (613)
  Limited partners                                         53,900      (34,694)      (60,726)

LIMITED PARTNERSHIP DATA (Note 2):
  Net income (loss) per unit                           $     4.49       $(2.89)   $    (5.06)
                                                     ============  ============  ============

  Weighted average limited partnership units
    outstanding                                            12,000       12,000        12,000
                                                     ============  ============  ============


See notes to financial statements.



NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF PARTNERS' EQUITY (DEFICIENCY IN ASSETS)
YEARS ENDED NOVEMBER 30, 1995, 1994 AND 1993
---------------------------------------------------------------------------------------------
                                                        Limited       General
                                                       Partners      Partners        Total
                                                     ------------  ------------  ------------

BALANCE (DEFICIENCY IN ASSETS),
  DECEMBER 1, 1992                                     $(182,749)    $ (82,360)    $(265,109)

  Net loss                                               (60,726)         (613)      (61,339)
                                                     ------------  ------------  ------------

BALANCE (DEFICIENCY IN ASSETS),
  NOVEMBER 30, 1993                                     (243,475)      (82,973)     (326,448)

  Net loss                                               (34,694)         (350)      (35,044)
                                                     ------------  ------------  ------------

BALANCE (DEFICIENCY IN ASSETS),
  NOVEMBER 30, 1994                                     (278,169)      (83,323)     (361,492)

  Net income                                              53,900           544        54,444
                                                     ------------  ------------  ------------

BALANCE (DEFICIENCY IN ASSETS),
  NOVEMBER 30, 1995                                    $(224,269)    $ (82,779)    $(307,048)
                                                     ============  ============  ============


See notes to financial statements.



NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF CASH FLOWS
YEARS ENDED NOVEMBER 30, 1995, 1994 AND 1993
------------------------------------------------------------------------------------------------------------
                                                                        1995          1994          1993
                                                                    ------------  ------------  ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                                $  54,444     $ (35,044)    $ (61,339)
     Adjustments to reconcile net income (loss) to net cash
       provided by operating activities:
          Depreciation                                                  438,029       471,158       471,671
          Amortization of deferred expenses                              55,465        34,370        77,383
          Changes in accounts affecting operations:
               Accounts receivable                                      128,799      (128,857)        4,578
               Due from Nooney Krombach Company                                         4,826        (4,826)
               Prepaid expenses and deposits                            (27,511)           63        (5,236)
               Deferred expenses                                       (126,883)      (10,908)       (7,405)
               Accounts payable and accrued expenses                    (35,420)      (25,902)      110,081
               Refundable tenant deposits                                 6,433         5,828        (1,676)
                                                                    ------------  ------------  ------------
                    Net cash provided by operating activities           493,356       315,534       583,231
                                                                    ------------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES -
     Additions to investment property                                  (135,205)      (63,324)     (290,964)
                                                                    ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES -
     Payments on mortgage notes payable                                (332,832)     (307,491)     (327,593)
                                                                    ------------  ------------  ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                     25,319       (55,281)      (35,326)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                            603,039       658,320       693,646
                                                                    ------------  ------------  ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                $ 628,358     $ 603,039     $ 658,320
                                                                    ============  ============  ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
     Cash paid during the year for interest                           $ 843,312     $ 859,563     $ 884,515
                                                                    ============  ============  ============


See notes to financial statements.


NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED NOVEMBER 30, 1995, 1994 AND 1993
-------------------------------------------------------------------------------

1.  BUSINESS

    Nooney Real Property Investors-Two, L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on September 26, 1979. The Partnership was organized to invest primarily in income-producing real properties such as shopping centers, office buildings, other commercial properties, apartment buildings, warehouses and light industrial properties. The Partnership's portfolio is comprised of: a shopping center located in West St. Louis County, Missouri; an office/warehouse center, an office/warehouse complex and a warehouse all located in Indianapolis, Indiana. These properties generated 22.5%, 20.9%, 18.7% and 37.9% of rental and other income, respectively, for the year ended November 30, 1995.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of Nooney Real Property Investors-Two, L.P. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

    The corporate general partner is a wholly-owned subsidiary of Nooney Company. One of the individual general partners is an officer, director and shareholder of Nooney Company. The other individual general partners' spouse is a shareholder of Nooney Company. Nooney Krombach Company, a wholly-owned subsidiary of Nooney Company, manages the Partnership's real estate for a management fee. Property management fees paid to Nooney Krombach Company were $116,228, $118,667 and $111,031 for the years ended November 30, 1995, 1994 and 1993, respectively. Additionally, the Partnership pays Nooney Krombach Company $30,000 annually as reimbursement for management services and indirect expenses in connection with the management of the Partnership.

    Investment property is recorded at the lower of cost or net realizable value.

    Land improvements and buildings are depreciated over their estimated useful lives using the straight-line method.

    Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases. Certain lease agreements provide for rent concessions. At November 30, 1995 accounts receivable include approximately $12,000 ($19,000 in 1994) of accrued rent which is not yet due under the terms of the various lease agreements.

    Included in rental and other income are amounts received from tenants under provisions of lease agreements which require the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities and common area maintenance. The income is recorded in the same period that the related expense is incurred.

    Pursuant to the terms of the Partnership Agreement, income and losses from operations and cash distributions are allocated pro rata to the general and limited partners based upon the relationship of original capital contributions.

    Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the year.

    The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents.

    Deferred expenses consist of lease fees and financing costs and are amortized over the terms of their respective leases or notes.

    Certain reclassifications have been made to 1994 and 1993 amounts to conform to 1995 presentation.

3.  MORTGAGE NOTES PAYABLE

    Mortgage notes payable as of November 30, 1995 and 1994 and the related collateral book values consist of the following:

                                                                                         1995        1994
                                                                                      ----------  ----------

     Maple Tree Shopping Center
     --------------------------

     (Book value of $1,113,000 at November 30, 1995)
        9.125%, due in monthly installments of $17,911, including interest, to 2009   $1,669,401  $1,729,013

        Note payable to bank, principal due in monthly installments of $1,208 plus interest at bank's prime rate (8.75% at November 30, 1995) plus 1-1/2% to
           November 1, 1996 when entire principal balance is due                         290,060     305,764

     Park Plaza I & II Office/Warehouse Complex
     ------------------------------------------

     (Book value of $930,000 at November 30, 1995)
        9.5%, due in monthly installments of $12,669, including interest, to 2003        855,308     922,571

     Morenci Professional Park
     -------------------------

     (Book value of $1,614,000 at November 30, 1995)
        10.25%, due in monthly installments of $15,682, including interest, to 2005    1,168,513   1,233,255

        Note payable to bank, principal due in monthly installments of $1,111 plus interest at bank's prime rate (8.75% at November 30, 1995) plus 1-1/2%,
           to November 1, 1996, when entire principal balance is due                     259,925     322,049

     Jackson Industrial Park, Building A
     -----------------------------------

     (Book value of $3,987,000 at November 30, 1995)
        9.31%, due in monthly installments of $39,203, including interest, to 2000,
        when remaining principal balance of $3,542,902 is due                          4,088,436   4,151,823
                                                                                      ----------  ----------

                Total                                                                 $8,331,643  $8,664,475
                                                                                      ==========  ==========

    In November 1995, the 9.31% mortgage note payable was refinanced with the same lender, which reduced the interest rate from 10.14% to 9.31% and extended the term to November 2000.

    The mortgage notes are collateralized by deeds of trust and assignments of rents on all investment properties. Principal payments required during the next five years are as follows:

                     1996                     $  854,000
                     1997                        335,000
                     1998                        368,000
                     1999                        405,000
                     2000                      3,965,000

    In accordance with Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", the estimated fair value of mortgage notes payable with maturities greater than one year is determined based on rates currently available to the Partnership for mortgage notes with similar terms and remaining maturities. The estimated fair value of mortgage notes payable with maturities of less than one year are valued at their carrying amounts included in the balance sheet, which are reasonable estimates of fair value due to the relatively short period to maturity of the instruments. The carrying amount and estimated fair value of the Partnership's debt at November 30, 1995 are summarized as follows:

                                          Carrying    Estimated
                                          Amount      Fair Value
                                          ----------  ----------
             Mortgage Notes Payable       $8,331,643  $8,683,614

    Fair value estimates are made at a specific point in time, are subjective in nature and involve uncertainties and matters of significant judgment. Settlement of the Partnership's debt obligations at fair value may not be possible and may not be a prudent management decision. The potential loss on extinguishment at November 30, 1995 does not take into consideration expenses that would be incurred to settle the debt obligations at fair value.

4.  RENTAL REVENUES UNDER OPERATING LEASES

    Minimum future rental revenues under noncancelable operating leases in effect as of November 30, 1995 are as follows:

                     1996                 $  1,827,000
                     1997                    1,486,000
                     1998                    1,091,000
                     1999                      875,000
                     2000                      744,000
                     Remainder                  43,000
                                          ------------
                         Total            $  6,066,000
                                          ============

    In addition, certain lease agreements require tenant participation in certain operating expenses and additional contingent rentals based upon percentages of tenant sales in excess of minimum amounts. Tenant participation in expenses included in revenues approximated $240,000 for the year ended November 30, 1995 ($295,000 in 1994) and was insignificant for the year ended November 30, 1993. Contingent rentals were not significant for the years ended November 30, 1995, 1994 and 1993.

5.  FEDERAL INCOME TAX STATUS

    The general partners have received a ruling from the Internal Revenue Service that Nooney Real Property Investors-Two, L.P. is considered a partnership for income tax purposes.

    Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment property additions after December 31, 1980 are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Insurance premiums are deductible for tax purposes in the year paid. Losses in connection with the writedown of investment property are not recognized for income tax purposes until the property is disposed.

    The comparison of financial statement and income tax reporting is as follows:

                                                     Financial     Income
                                                     Statement     Tax
                                                     ------------  ------------

    1995:

         Net income (loss)                           $    54,444   $   (27,316)
         Partners' equity (deficiency in assets)        (307,048)   (1,984,195)

    1994:
         Net (loss)                                  $   (35,044)  $  (144,494)
         Partners' equity (deficiency in assets)        (361,492)   (1,956,879)

    1993:
         Net (loss)                                  $   (61,339)  $  (332,997)
         Partners' equity (deficiency in assets)        (326,448)   (1,812,385)

6.  MAJOR TENANTS

    A substantial amount of the Partnership's revenue in 1995 was derived from two major tenants whose rentals amounted to approximately $582,000 and $252,000 or 25% and 11%, respectively, of total revenues.

    A substantial amount of the Partnership's revenue in 1994 was derived from two major tenants whose rentals amounted to approximately $534,000 and $252,000 or 23% and 11%, respectively, of total revenues.

    A substantial amount of the Partnership's revenue in 1993 was derived from two major tenants whose rentals amounted to approximately $533,000 and $252,000 or 24% and 11%, respectively, of total revenues.

                                  * * * * * *


NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE - RECONCILIATION OF PARTNERS' EQUITY (DEFICIENCY IN ASSETS)
YEARS ENDED NOVEMBER 30, 1995, 1994 AND 1993
------------------------------------------------------------------------------------------------------------

The reconciliation of partners' equity (deficiency in assets) between financial statement and income tax reporting is as follows:

                                                                                       1995
                                                                    ----------------------------------------
                                                                       Limited       General
                                                                       Partners     Partners        Total
                                                                    ------------  ------------  ------------

Balance (deficiency) per statement of partners' equity              $  (224,269)  $   (82,779)  $  (307,048)

Add:
  Selling commissions and other offering costs not deductible for
    income tax purposes                                               1,395,653                   1,395,653
  Prepaid rents included in income for income tax purposes               15,377           155        15,532
  Writedown of investment property not recognized for income tax
    purposes                                                            214,341         2,165       216,506
                                                                    ------------  ------------  ------------
                                                                      1,401,102       (80,459)    1,320,643
Less:
  Excess depreciation deducted for income tax purposes                3,247,195        32,800     3,279,995
  Rent concessions not recognized for income tax purposes                12,099           122        12,221
  Insurance premiums deducted for income tax purposes                    12,496           126        12,622
                                                                    ------------  ------------  ------------
Balance (deficiency) per tax return                                 $(1,870,688)  $  (113,507)  $(1,984,195)
                                                                    ============  ============  ============
(Continued)





















                                                                                       1994
                                                                    ----------------------------------------
                                                                       Limited       General
                                                                      Partners      Partners        Total
                                                                    ------------  ------------  ------------

Balance (deficiency) per statement of partners' equity              $  (278,169)  $   (83,323)  $  (361,492)
Add:
  Selling commissions and other offering costs not deductible for
    income tax purposes                                               1,395,653                   1,395,653
  Prepaid rents included in income for income tax purposes               15,164           153        15,317
  Writedown of investment property not recognized for income tax
    purposes                                                            214,341         2,165       216,506
                                                                    ------------  ------------  ------------
                                                                      1,346,989       (81,005)    1,265,984
Less:
  Excess depreciation deducted for income tax purposes                3,165,722        31,977     3,197,699
  Rent concessions not recognized for income tax purposes                19,287           194        19,481
  Insurance premiums deducted for income tax purposes                     5,626            57         5,683
                                                                    ------------  ------------  ------------
Balance (deficiency) per tax return                                 $(1,843,646)  $  (113,233)  $(1,956,879)
                                                                    ============  ============  ============
                                                                                       1993
                                                                    ----------------------------------------
                                                                       Limited       General
                                                                      Partners      Partners        Total
                                                                    ------------  ------------  ------------

Balance (deficiency) per statement of partners' equity              $  (243,475)  $   (82,973)  $  (326,448)
Add:
  Selling commissions and other offering costs not deductible for
    income tax purposes                                               1,395,653                   1,395,653
  Prepaid rents included in income for income tax purposes               12,112           122        12,234
  Writedown of investment property not recognized for income tax
    purposes                                                            214,341         2,165       216,506
                                                                    ------------  ------------  ------------
                                                                      1,378,631       (80,686)    1,297,945
Less:
  Excess depreciation deducted for income tax purposes                3,038,341        30,690     3,069,031
  Rent concessions not recognized for income tax purposes                35,200           356        35,556
  Insurance premiums deducted for income tax purposes                     5,686            57         5,743
                                                                    ------------  ------------  ------------
Balance (deficiency) per tax return                                 $(1,700,596)  $  (111,789)  $(1,812,385)
                                                                    ============  ============  ============


NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III- REAL ESTATE AND ACCUMULATED DEPRECIATION
NOVEMBER 30, 1995
------------------------------------------------------------------------------------------------------------

                      Column A                          Column B                    Column C
----------------------------------------------------  ------------  ----------------------------------------
                                                                           Initial Cost to Partnership
                                                                    ----------------------------------------
                                                                                    Buildings
                                                                                       and
                    Description                       Encumbrances      Land      Improvements      Total
----------------------------------------------------  ------------  ------------  ------------  ------------

Maple Tree Shopping Center, St. Louis, Missouri        $ 2,034,777   $   474,750   $ 2,709,303   $ 3,184,053
Park Plaza I & II Office/Warehouse Complex,
  Indianapolis, Indiana                                    922,571       182,335     2,228,828     2,411,163
Morenci Professional Park, Indianapolis, Indiana         1,555,304       320,418     2,689,506     3,009,924
Jackson Industrial Park, Building A,
  Indianapolis, Indiana                                  4,151,823       908,539     5,181,390     6,089,929
                                                      ------------  ------------  ------------  ------------
          Total                                        $ 8,664,475   $ 1,886,042   $12,809,027   $14,695,069
                                                      ============  ============  ============  ============

                     Column A                           Column D                    Column E
---------------------------------------------------  -------------  ----------------------------------------
                                                                              Gross Amount at Which
                                                          Costs            Carried at Close of Period
                                                      Capitalized   ----------------------------------------
                                                       Subsequent                   Buildings
                                                           to                          and
                   Description                        Acquisition       Land      Improvements      Total
---------------------------------------------------  -------------  ------------  ------------  ------------

Maple Tree Shopping Center, St. Louis, Missouri      $340,505         $  474,750   $ 3,065,221   $ 3,539,971
Park Plaza I & II Office/Warehouse Complex,
  Indianapolis, Indiana                                77,190 <F1>       182,335     2,302,311     2,484,646
Morenci Professional Park, Indianapolis, Indiana     (205,567)<F2>       320,418     2,488,653     2,809,071
Jackson Industrial Park, Building A,
  Indianapolis, Indiana                               452,233            908,539     5,716,016     6,624,555
                                                     -------------  ------------  ------------  ------------
          Total                                      $664,361         $1,886,042   $13,572,201   $15,458,243
                                                     =============  ============  ============  ============

<F1>  Amount is net of a building writedown of $139,281, to reflect the minimum recoverable value to the
      Partnership.
<F2>  Amount includes the disposal of Building G of Morenci Professional Park for $482,387 and a building writedown of $77,225 to reflect the minimum recoverable value to the Partnership.

                    Column A                            Column F      Column G      Column H      Column I
----------------------------------------------------  ------------  ------------  ------------  ------------
                                                                                                   Life on
                                                                                                    Which
                                                                                                Depreciation
                                                                                                  in Latest
                                                                                                    Income
                                                       Accumulated     Date of        Date        Statement
                   Description                        Depreciation  Construction    Acquired     is Computed
----------------------------------------------------  ------------  ------------  ------------  ------------

Maple Tree Shopping Center, St. Louis, Missouri         $2,431,980          1974       10/3/79     5-25 yrs.
Park Plaza I & II Office/Warehouse Complex,
  Indianapolis, Indiana                                  1,582,196    1975, 1979      10/15/80     3-41 yrs.
Morenci Professional Park, Indianapolis, Indiana         1,195,055    1975, 1979       3/27/81       30 yrs.
Jackson Industrial Park, Building A,
  Indianapolis, Indiana                                  2,733,601    1976, 1980       3/27/81       30 yrs.
                                                      ------------
          Total                                         $7,942,832
                                                      ============
                                                                                                 (Continued)
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

NOONEY REAL PROPERTY INVESTORS-TWO, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
YEARS ENDED NOVEMBER 30, 1995, 1994 AND 1993
----------------------------------------------------------------------------------------------
                                                          1995          1994          1993
                                                      ------------  ------------  ------------

(A)  Reconciliation of amounts in Column E:

     Balance at beginning of period                   $15,359,430   $15,312,567   $15,037,808

     Add - Cost of improvements                           135,205        63,324       290,964

     Less:
          Cost of disposals                               (36,392)      (16,461)      (16,205)
                                                      ------------  ------------  ------------

     Balance at end of period                         $15,458,243   $15,359,430   $15,312,567
                                                      ============  ============  ============

(B)  Reconciliation of amounts in Column F:

     Balance at beginning of period                   $ 7,541,195   $ 7,086,498   $ 6,631,032

     Add - Provision during the period                    438,029       471,158       471,671

     Less - Depreciation on disposals                     (36,392)      (16,461)      (16,205)
                                                      ------------  ------------  ------------

     Balance at end of period                         $ 7,942,832   $ 7,541,195   $ 7,086,498
                                                      ============  ============  ============

(C)  The aggregate cost of real estate owned for
     federal income tax purposes                      $15,674,749   $15,575,936   $15,529,073
                                                      ============  ============  ============

                                                                                   (Concluded)
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